Exhibit 99.2

Twelve Seas Investment Company II Announces Closing of $300,000,000 Initial Public Offering

Los Angeles, CA, March 02, 2021 (GLOBE NEWSWIRE) -- Twelve Seas Investment Company II (the “Company”) announced today that it closed its initial public offering of 30,000,000 units at $10.00 per unit. The units are listed on the Nasdaq Capital Market (“Nasdaq”) and began trading on Friday, February 26, 2021, under the ticker symbol “TWLVU”. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “TWLV” and “TWLVW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry or geographic location, it intends to focus its search on global companies located outside the United States, focusing on those with equity values between $500 million and $2 billion. While the Company will not focus on any particular sector, it plans to consider business services, consumer, financials, healthcare, telecom and media, technology and clean energy. The Company is led by Chairman, Neil Richardson, Chief Executive Officer, Dimitri Elkin and Chief Financial Officer, Jonathan Morris.

Mizuho Securities USA LLC acted as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any. Xtellus Capital Partners Inc. and Beech Hill Securities, Inc. acted as co-managers on this offering.

Of the proceeds received from the consummation of the initial public offering and simultaneous private placement of units, $300,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of March 2, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The offering was made only by means of a prospectus.  Copies of the prospectus may be obtained, when available, from Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, New York 10020; Telephone: 212-205-7600.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on February 25, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Dimitri Elkin
Twelve Seas Investment Company II
delkin @twelveseascapital .com